ASSIGNMENT

THIS ASSIGNMENT dated as of this [__] day of [            ], 2007, is entered into by and among U.S. Bancorp Fund Services, LLC (“USBFS”), U.S. Bank, N.A. (“U.S. Bank”), Skyline Asset Management, L.P. (“Skyline”), Skyline Funds (“Skyline Funds”) and Managers AMG Funds (“Managers AMG Funds”).

RECITALS

WHEREAS, USBFS, U.S. Bank, Skyline Funds and Skyline, as applicable, have entered into the following agreements (collectively, “Agreements”), each incorporated by reference as though fully restated herein, for services to Skyline Funds:

1)	Custodian Agreement among U.S. Bank (f.k.a Firstar Bank, N.A.), Skyline and Skyline Funds dated August 31, 1995 (the “Custodian Agreement”), as amended and restated December 15, 1997, as amended December 21, 2001, as amended January 1, 2002, as amended March 8, 2006;

2)	As of Processing Policy between USBFS and Skyline, dated June 30, 1994;

3)	Direction for Investment of Cash for Skyline Funds between U.S. Bank and Skyline Funds dated September 22, 2006;

4)	Fund Accounting Servicing Agreement among Skyline Funds, Skyline and USBFS dated March 8, 2006 (the “Fund Accounting Servicing Agreement”);

5)	Transfer Agent Agreement among USBFS (f.k.a Firstar Mutual Fund Services, LLC), Skyline Funds, and Skyline, dated August 31, 1995 (the “Transfer Agent Agreement”), as amended and restated December 15, 1997, as amended January 1, 2002, as amended June 2, 2003, as amended July 24, 2003, as amended August 29, 2003, as amended July 1, 2004, as amended March 8, 2006.

WHEREAS, a tax free reorganization of a series of Skyline Funds and Managers AMG Funds is proposed and is contemplated to be consummated at or around December 31, 2007 (the “Reorganization”);

WHEREAS, in connection with the Reorganization, Skyline and Skyline Funds, as applicable, wish to assign the Agreements to Managers AMG Funds at the consummation of the Reorganization; and

WHEREAS, in connection with the Reorganization, USBFS and U.S. Bank wish to provide for termination of the Custodian, Fund Accounting Servicing, and Transfer Agent Agreements to allow for termination of such Agreements by Managers AMG Funds.

NOW, THEREFORE, the parties agree as follows:

1.	For value received, Skyline and Skyline Funds, as applicable, hereby assign, transfer and set over to Managers AMG Funds, upon consummation of the Reorganization, all rights and responsibilities of said Agreements.

2.	Managers AMG Funds, as the successor to Skyline Funds in connection with the Reorganization, hereby assumes and agrees to fulfill all terms, conditions and contingencies of said Agreements, agrees to perform as required in good faith and agrees to hold Skyline Funds harmless from any claim or demand made with respect to said Assignment, provided however that Managers AMG Funds’ obligation to assume any liability relating to the Agreements will commence upon the closing of the Reorganization and Managers AMG Funds will have no liability with respect to services rendered or costs incurred prior to the closing of the Reorganization.

3.	Skyline Funds has consented to this assignment by a resolution of its Board of Trustees.

4.	All parties signing below acknowledge that they possess the authority to consent to this Assignment.

5.	Following the consummation of the Reorganization, the party subject to the Agreements shall be Managers AMG Funds, on behalf of its series, Skyline Special Equities Portfolio.

6.	Except to the extent supplemented hereby, the Agreements shall remain in full force and effect.

7.	USBFS and U.S. Bank agree to waive enforcement of the 90 day advance notice termination provisions in the Custodian, Fund Accounting Servicing, and Transfer Agent Agreements and also agree that Managers AMG Funds may terminate such Agreements (without penalty) in connection with the conversion to an alternative custodian, fund accountant, or transfer agent, which is expected to occur in the first quarter of 2008, upon notice to USBFS and U.S. Bank.

8.	Skyline and Skyline Funds will not be responsible for any liability or obligation under the Agreements resulting from action occurring after the closing of the Reorganization, and Managers AMG Funds agrees to indemnify Skyline Funds and its trustees for any such liability or obligation.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SKYLINE ASSET MANAGEMENT, L.P	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name:	Name:

Title:	Title:

U.S. BANK, N.A.

By:

Name:

Title:

SKYLINE FUNDS	MANAGERS AMG FUNDS

By:	By:

Name:	Name:

Title:	Title:

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